EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 2-83692, No. 33-16680, No. 33-51892, No. 33-51894, No. 33-63832, No. 33-55341, No. 33-60499, No. 333-12531, No. 333-39087 and No. 333-39089) and S-3 (No. 333-69474) of McDermott International, Inc. of our report dated March 25, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and our report dated March 25, 2005 relating to the financial statement schedules of McDermott International, Inc., which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP
New Orleans, Louisiana
April 6, 2005

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